                                                                    EXHIBIT 10.2

August 23, 2003

C&S Acquisition LLC
C&S Wholesale Grocers, Inc.
47 Old Ferry Road
Brattleboro, Vermont  05302
Attn:  General Counsel

         Re: Second Amendment to Asset Purchase Agreement

Ladies and Gentlemen:

         Reference is made to the Asset Purchase Agreement dated July 7, 2003, by and among C&S Acquisition LLC, a Delaware limited liability company ("Purchaser"), Fleming Companies, Inc., an Oklahoma corporation ("Fleming"), Fleming Transportation Service, Inc., an Oklahoma corporation, Piggly Wiggly Company, an Oklahoma corporation, RFS Marketing Services, Inc., an Oklahoma corporation, Fleming International Ltd., an Oklahoma corporation, Fleming Foods of Texas L.P., an Oklahoma limited partnership, Fleming Foods Management Co., L.L.C., an Oklahoma limited liability company, ABCO Food Group, Inc., a Nevada corporation, ABCO Markets, Inc., an Arizona corporation, and ABCO Realty Corp., an Arizona corporation (together with Fleming, each, a "Seller", and collectively, "Sellers"), each a debtor and debtor in possession under Chapter 11 Case No. 03-10945 (MFW) (jointly administered) pending in the United States Bankruptcy Court for the District of Delaware and, with respect to Article V and Sections 14.8 and 14.11 only, C&S Wholesale Grocers, Inc., a Vermont corporation ("Parent") (as amended by the first amendment (the "First FAPA Amendment"), dated as of August 4, 2003, by and among Purchaser, Sellers and Parent, the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

         Pursuant to Section 14.3 of the Agreement, effective as of the date hereof, this letter shall amend the Agreement as follows:

         1. Sections 2.9(b), (c), (d) and (e) of the Agreement are hereby amended by deleting them in their entirety and replacing them with the following text, and Section 2.9(h) is hereby added to the Agreement:

                  "(b) On the Initial Closing Date, Purchaser, on behalf of the Sellers, shall deposit into escrow (the "Cure Escrow") the Cure Escrow Amount. Subject to paragraph (a) above, with respect to each Acquired Contract, Purchaser shall pay, as soon as practicable following the Initial Closing Date or applicable Subsequent Closing Date, as the case may be, all Cure Costs that are required to be paid with respect to such Acquired Contract pursuant to section 365 of the Bankruptcy Code and described in the Sale Order or any Order of the Bankruptcy Court relating to such cure Liability; provided, however, that Cure Costs that are the subject of a bona fide dispute shall be paid within five Business Days of the effectiveness of a settlement or Final Order of the Bankruptcy Court resolving such disputes, as the case may be. Such Cure Costs shall be payable from the Cure Escrow upon joint written instructions from Purchaser and Sellers to the applicable escrow agent. The Sellers shall not be permitted to direct the Cure Escrow Agent to make any cure payment.

                  "(c) Subject to the limitations of Section 2.9 (d) and (e) and notwithstanding anything herein to the contrary: (i) Purchaser shall be permitted to negotiate with any FSA Customer for the payment of or settlement of the payment of any Cure Cost associated with any Acquired Contract to which such FSA Customer is a party; (ii) within two (2) Business Days of the delivery to Sellers of an FSA Settlement Notice in accordance with Section 2.9(d), Purchaser and Sellers shall jointly notify the Cure Escrow Agent to release from the Cure Escrow any cash amounts to be paid pursuant to such FSA Settlement Notice; (iii) the Cure Escrow Agent shall release such cash amounts within two (2) Business Days of the receipt of such FSA Settlement Notice; and (iv) Sellers shall execute such documents as reasonably requested by Purchaser to provide for the settlement or compromise of any FSA Accounts Receivable associated with such FSA Customer set forth in such FSA Settlement Notice and which complies with this Section 2.9 and Purchaser shall deliver fully executed originals of each such document to Sellers.

                  "(d) A notice (each, an "FSA Settlement Notice") that Purchaser has agreed to make payments to, or cause payments to be made to, an FSA Customer relating to any Cure Costs associated with any Acquired Contract to which such FSA Customer is a party (each, an "FSA Settlement") shall state: (i) the identity of the FSA Customer; (ii) the identity of all Acquired Contracts to which such FSA Customer is a party; (iii) the identity of the Acquired Contracts that are the subject of the FSA Settlement; (iv) the amount, if any, of any FSA Accounts Receivable involved in such FSA Settlement, including, without limitation the FSA Accounts Receivable Compromised Amount and the FSA Accounts Receivable Uncompromised Amount; (v) the Cure Amount to be released from the Cure Escrow; and (vi) the effective date of the settlement of the Cure Amounts and FSA Accounts Receivable, if any, associated with such Acquired Contract (which date shall be no earlier than the second Business Day following the joint Purchaser and Sellers notification to the Cure Escrow Agent to release from the Cure Escrow any cash amounts to be paid pursuant to such FSA Settlement Notice) (the "FSA Settlement Date").

                  "(f) Notwithstanding anything to the contrary, after the Initial Closing Date, Sellers shall be permitted to compromise or settle any and all FSA Accounts Receivable, subject to the following limitations: (i) Sellers shall provide Purchaser with at least two (2) Business Days written notice of the intent to consummate a settlement involving a compromise of an FSA Accounts Receivable which notice shall provide Purchaser with the specific terms of such settlement; (ii) Sellers shall not, as part of such settlement, accept as payment in full of the outstanding amount of any FSA Accounts Receivable an amount that is less than 90% of such outstanding amount (if the proposed date of consummation


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         of the settlement of such amount is within 30 days following the
         Initial Closing Date), 80% of such amount (if the proposed date of consummation of the settlement of such amount is from and including the 31st day to the 60th day following the Initial Closing Date), or 70% of such outstanding amount (if the proposed date of consummation of the settlement of such amount is from and including the 61st day to the 90th day following the Initial Closing Date); and (iii) on a weekly basis, each party shall provide the other party with a status summary of its collection efforts with regard to FSA Accounts Receivable, including without limitation, the identity of each FSA Customer, the outstanding amount of its FSA Accounts Receivable, and a brief description of the efforts made, if any, to collect such FSA Accounts Receivable.

                  "(h) Notwithstanding herein to the contrary, if the FSA Accounts Receivable Compromised Limit is reached, the provisions of
         Section 2.9(f) and 2.9(g) shall expire and shall, without the action of any Party, be deleted from this Agreement." To the extent that the FSA Accounts Receivable Compromised Limit is exceeded as a result of settlements by Purchaser, Purchaser Assignees and Third Party Purchasers with FSA Customers, Purchaser agrees that the amount of such excess shall be paid promptly to Sellers from the escrow account set up under the Cure Escrow Agreement or, if no such funds are in such escrow account, then such excess shall be paid by Purchaser. Sellers and Purchaser shall execute and deliver joint written instructions to the Cure Escrow Agent in order to effect the provisions contained in the immediately preceding sentence.

         2. Section 3.1(c)(ii) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

                  "(ii) Seventy-five million dollars ($75,000,000) (the "Fixed Component of Purchase Price") minus (i) the Deposit, minus (ii) the Cure Escrow Amount, which shall be paid directly to the Cure Escrow Agent, and the remainder of which shall be paid by Purchaser at the Initial Closing and subject to the adjustment provisions set forth in Sections 2.7(c), 3.4, 3.7 and 12.8, in immediately available funds to an account designated in writing by Sellers at least two Business Days prior to the Initial Closing."

         3. Section 12.15 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

                  "12.15 Orders. At the hearing of the Bankruptcy Court on August 14, 2003 (or such later date to which such hearing may be continued, so long as such later date occurs on or prior to August 19,
         2003), Sellers and Purchaser shall seek approval of a satisfactory Sale Order and a satisfactory assignment and assumption order from the Bankruptcy Court. Sellers and Purchaser mutually agree that the terms of such Sale Order and such assignment and assumption order are satisfactory to each party, and accordingly the provisions set forth in Exhibit F attached to the First FAPA Amendment shall be added to the Agreement."


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         4. Section 2.5(g) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

                  "To the extent Purchaser exercises its Option Rights on or prior to the later of the close of business on the date of the Sale Hearing or seven days prior to the Initial Closing, to exclude any portion of the Acquired Assets pursuant to Section 2.5 above, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be liable or responsible for, and shall not be required to reimburse Sellers and their Affiliates for, any Liabilities of Sellers and their Affiliates relating to such Acquired Assets. To the extent Purchaser exercises its Option Rights after the later of the close of business on the date of the Sale Hearing or seven days prior to the Initial Closing to exclude any portion of the Acquired Assets pursuant to this Section 2.5 above, notwithstanding anything in this Agreement to the contrary, Purchaser shall reimburse Sellers for all liabilities incurred in the ordinary course of operations under the related Acquired Contracts on or after the Initial Closing, until such time as Sellers, in the exercise of their commercially reasonable efforts, can terminate or otherwise reject such Acquired Contracts, so long as Sellers file, duly serve and are diligently prosecuting a motion in the Bankruptcy Court seeking authorization, as necessary, to reject such specified Acquired Contracts; provided, however, that in no event shall Purchaser have Liabilities for or reimburse Sellers or any third party for any Liabilities incurred before or after the Initial Closing for any amount directly or indirectly related to, arising out of or resulting from the rejection of, or failure to assume by the end of the Option Period, any Acquired Contract; provided, further, that notwithstanding the foregoing, Purchaser shall reimburse Sellers for any Liability, if any, incurred, and related to periods, after the Initial Closing under any such Acquired Contract to the extent, and only to the extent, that such Liability (i) is not caused by Sellers' breach of their obligations under the Transition Services Agreement and
         (ii) is deemed by a Final Order to be an administrative expense of the kind specified in Section 503(b)(1) of the Bankruptcy Code."

         5. Purchaser acknowledges and agrees that it shall include in every Option Notice regarding Acquired Contracts that is delivered to Sellers after the Initial Closing, the following information: (i) such Acquired Contract's contract number or lease number, as provided to Purchaser by Sellers, if provided, or (ii) other reasonable details identifying such Acquired Contracts such as, to the extent available, subject matter, parties and date. To the extent the Purchaser is unable to identify in an Option Notice delivered after the Initial Closing the Acquired Contracts in accordance with the preceding sentence, Sellers and Purchaser shall cooperate with each other and work together in good faith to identify all Acquired Contracts subject to such Option Notice.

         6. The parties hereto acknowledge and agree that, notwithstanding anything in the Agreement to the contrary, five million dollars ($5,000,000) shall be withheld from the Fixed Component of the Purchase Price at the Initial Closing and shall be paid to Sellers only at such time as any of the following,
(i) the Miami Perishables Facility lease covering the property located at 3555 NW 77th Ave. Miami, FL (Fleming internal file reference FL-742 CL) or such other lease assignment relating to such facility mutually agreed to by Purchaser and Sellers in


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writing (the "Miami Lease"), is transferred and assigned to Purchaser,
Purchaser's Assignee or a Third Party Purchaser, (ii) such lease has been rejected pursuant to an Option Notice delivered to Sellers in accordance with the Agreement or (iii) if at any time the Sellers are ready, willing and able to transfer the Miami Lease to Purchaser, Purchaser's Assignee or a Third Party Purchaser, as the case may be, but the Bankruptcy Court had determined that either Purchaser, Purchaser's Assignee or a Third Party Purchaser, as the case may be, is unable to assume such Miami Lease pursuant to the Bankruptcy Code. Within 2 business days following the Initial Closing, Seller and Purchaser will jointly agree to either (i) place such five million dollars ($5,000,000) into an escrow account pursuant to a mutually agreed upon escrow agreement or (ii) provide that Fleming shall become a party to the escrow agreement entered into between Purchaser and the Third Party Purchaser that is acquiring the Miami Lease, dated as of August 22, 2003, so that Fleming shall have the right to receive five million dollars ($5,000,000) upon the release of funds from such escrow agreement, to the extent that such funds would otherwise be released to Purchaser. Purchaser acknowledges that Sellers failure to deliver the Miami Lease at the Initial Closing will not constitute a breach of any representation, warranty, covenant or closing condition (including under Section 8.11) contained in the Agreement.

         7. The definition of the term "Indemnity Escrow Amount" set forth in
Section 1.1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

                  ""Indemnity Escrow Amount" means the amount deposited into escrow to satisfy potential indemnification obligations of Sellers under Article XIII (the "Indemnity Escrow"), which shall in no event exceed $16,500,000 and the release of which shall be governed by the Indemnity Escrow Agreement."

         8. Section 13.3(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

                  "Notwithstanding any other provision of this Agreement, the indemnification obligations of Sellers under Section 13.2(a)(i) or the indemnification obligation of Purchaser under Section 13.2(b)(i) will not exceed an amount equal to $16,500,000 (the "Indemnification Cap"), respectively."

         9. Section 13.5(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

                  "Notwithstanding anything herein to the contrary, in no event shall any Royalty Amounts be deposited into the Indemnity Escrow in an amount exceeding $16,500,000 in the aggregate (i.e., aggregating all Royalty Amounts deposited in the Indemnity Escrow, regardless of whether successful claims have been made against the Indemnity Escrow, thereby reducing the Indemnity Escrow below $16,500,000)."

         10. Section 1.1 of the Agreement is hereby amended by adding the following definition in such section in its alphabetical order:


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                  "Cure Escrow Agent" shall mean the escrow agent as defined under the Cure Escrow Agreement."

         11. Section 1.1 of the Agreement is hereby amended by adding the following definition in such section in its alphabetical order:

                  "Sellers' Share of the Estimated Amount" shall have the meaning set forth in Section 12.8."

         12. Section 12.8 of the Agreement is hereby amended by adding the following sentence at the end of the fourth sentence of Section 12.8:

                  "If a payment on a tax bill with respect to a Proration Period is due after the Applicable Closing and Purchaser, a Purchaser Assignee or a Third Party Purchaser is the party which is legally required to make payment of such tax bill, (i) and the Applicable Closing is the Initial Closing, the Purchase Price shall be reduced by the Seller's pro rata share of the "estimated amount" of the Periodic Taxes for such Proration Period ("Seller's Share of the Estimated Amount"), and to the extent, and only to the extent, of such reduction Sellers shall be treated as having satisfied their reimbursement obligation hereunder, and (ii) if the Applicable Closing is a Subsequent Closing, Sellers shall remit to Purchaser, a Purchaser Assignee or a Third Party Purchaser, as applicable, at the Applicable Closing, Sellers' Share of the Estimated Amount, and to the extent, and only to the extent, of such payment Sellers shall be treated as having satisfied their reimbursement obligation hereunder. For purposes of the preceding sentence, the "estimated amount" shall be determined based upon the Periodic Taxes as shown on the most recent tax bill received with respect to the applicable property." Purchaser shall have no right of set-off against any of the Seller's Share of the Estimated Amount.

         13. Section 12.8 of the Agreement is hereby amended by adding the following text at the end of the fifth sentence of Section 12.8:

                  "and if the other party is a Seller, such invoice amount shall be reduced by the Sellers' Share of the Estimated Amount with respect to the applicable property which is the subject of the tax bill, and if such Seller's pro rata share of the amount of the Periodic Taxes shown on the actual tax bill is less than the Sellers' Share of the Estimated Amount, Purchaser shall promptly reimburse such Seller for the amount of any such excess, and if such Sellers' pro rata share of the amount of the Periodic Taxes shown on the actual tax bill is greater than the Sellers' Share of the Estimated Amount, such Seller shall promptly reimburse Purchaser for the amount of any such excess."

         14. Section 10.2(d) of the Agreement is hereby amended by deleting the words "Intentionally Deleted" and adding the following text:

                  "A lease assignment and assumption agreement substantially in the form attached hereto as Exhibit C for each Lease and Sublease (other than Leases and


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         Subleases for properties listed on Schedules 1.1(a) and 1.1(b) to the
         Agreement), and a lease assignment and assumption agreement substantially in the form attached hereto as Exhibit D for each Lease and Sublease for properties listed on Schedules 1.1(a) and 1.1(b) to the Agreement, with such modifications as shall be reasonably acceptable to Sellers and which shall be appropriate for recording in each applicable county land recorder's office, all duly executed by the applicable Seller;"

         15. Schedule 1.1(a) (Operating PSCs) to the Agreement is amended by adding the following Owned Real Property in Section 7 of such schedule: "Lot 67, Unit 2 in Freeport Industrial Park, Southaven, Mississippi (approximately 2.73 acre parcel) (MS 209), which is adjacent to MS 210." Further, Sellers acknowledge and agree that MS 209 shall be considered Owned Real Property for all purposes of the Agreement.

         16. The form of Cure Escrow Agreement attached as Exhibit B to the First Amendment to the Agreement, dated as of August 4, 2003, shall be deleted and replaced in its entirety with the form of Cure Escrow Agreement attached hereto as Exhibit A.

         17. Sellers acknowledge and agree that Option Notice, delivered by Purchaser or by AWG Acquisition, LLC to Sellers on August 16, 2003 by e-mail, requesting the exclusion of certain Acquired Assets pursuant to Section 2.5 of the Agreement, shall be deemed for all purposes to have been delivered by Purchaser prior to seven days prior to the Initial Closing and shall be a valid notice. The Option Notice given by Purchaser to Sellers on August 19, 2003 was not provided seven days in advance of the Initial Closing pursuant to Section 2.5(g) of the Agreement and the parties will work together to identify Acquired Contracts subject to such notice.

         18. Sellers acknowledge and agree to the following:

         (a) that they shall take all actions to cause the Escrow Agent (as defined in the Indemnity Escrow Agreement) (the "Indemnity Escrow Agent") to pay to Purchaser, as soon as possible, $1,500,000 as reimbursement for Indemnifiable Losses relating to, resulting from or arising out of (i) the breach by Sellers of their representations regarding environmental conditions at the PSC located in Lafayette, Louisiana (the "Lafayette PSC"); provided, however, that this Section 18 shall only be effective upon the execution of a written agreement by the Third Party Purchaser that will purchase the Lafayette PSC to release Sellers from all actions, damages, debts, losses, liabilities, obligations, representations, expenses and claims relating to or arising out of any environmental conditions existing at the Lafayette PSC as of the Initial Closing, (ii) the inaccuracy of the representations made by Sellers with respect to the parcel of real property located at 2820 Oakland Street, Garland, Texas, (the "Garland Real Property") in respect of which Sellers are unable to transfer good, valid, and marketable fee simple title to Purchaser or its assignee and (iii) inaccuracy of the representations made by Sellers with respect to the parcel of real property located at 2440 W. Lincoln Street (Arctic Storage), in Phoenix, Arizona (the "Phoenix Property"), in respect


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                  of which Seller is unable to transfer good, valid, and
                  marketable fee simple title to Purchaser.

         (b) that, in furtherance of clauses (i), (ii) and (iii) of Section 18(a), Sellers are executing and delivering to Purchaser the joint written instructions attached hereto as Exhibit B, which provides for the release of funds in the amount of $1,500,000 pursuant to the Indemnity Escrow Agreement. Upon receipt of such $1,500,000, Purchaser (x) waives any rights to assert reimbursement for Indemnifiable Losses under Article XIII of the Agreement with respect to the matters referred to in clauses (i), (ii) and (iii) of Section 18(a), and (y) waives the closing condition in Section 8.11 with respect to the Phoenix Property.

         19. Sellers acknowledge and agree that the notice delivered by Purchaser to Sellers pursuant to Section 3.3(e) of the Agreement, dated August 22, 2003, shall be deemed for all purposes to have been delivered at least fifteen days prior to the Initial Closing.

         20. Section 13.5(a)(i) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

                  "(i) One million five hundred thousand dollars ($1,500,000) (the "Closing Indemnity Payment") from the Initial Estimate Payment which shall be paid at the Initial Closing."

         21. Both parties acknowledge and agree that the Initial Closing will be deemed to have occurred on 11:59:59 p.m. on August 23, 2003, subject to Purchaser's payment obligations under Section 3.1 of the Agreement.

         22. Sellers represent and warrant to Purchaser that the terms and provisions of this letter have been given to and discussed with (i) the agents under the DIP Credit Agreement, (ii) the agents under the Prepetition Credit Agreement, and (iii) the unsecured creditors' committee.

         23. Purchaser acknowledges and agrees that in the event that Purchaser, a Purchaser Assignee or a Third Party Purchaser, as applicable, does not have at the Initial Closing the necessary Permits to acquire from Sellers cigarettes and other tobacco products comprising Inventory at an Operating PSC required to be purchased by such Person (a "Tobacco Buyer") pursuant to the Agreement, Sellers shall not be required to transfer title to such cigarettes and other tobacco products at the Initial Closing. In lieu of transferring title to Tobacco Buyer, Sellers shall execute a bill of sale (a "Conditional Bill of Sale") providing for the transfer of title to such cigarettes and other tobacco products to Tobacco Buyer only upon the delivery by Tobacco Buyer of evidence reasonably satisfactory to Sellers that it has obtained all necessary Permits to acquire title to such cigarettes and other tobacco products. Tobacco Buyer shall also be required to execute the Conditional Bill of Sale, and pursuant to the Conditional Bill of Sale Tobacco Buyer shall thereby agree (i) not to sell or transfer such cigarettes and other tobacco products, and to store such cigarettes and other tobacco products in a secure place at the applicable Operating PSC, until such time as Tobacco Buyer delivers evidence reasonably satisfactory to Sellers that it has obtained all necessary Permits to acquire title to such cigarettes and other tobacco products, and (ii) that risk of loss to such cigarettes and other tobacco products


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


shall be deemed to pass to Tobacco Buyer at 11:59:59 p.m. on August 23, 2003. Sellers shall hold the Conditional Bill of Sale in escrow on behalf of Tobacco Buyer and shall deliver the Conditional Bill of Sale to Tobacco Buyer upon the delivery by Tobacco Buyer to Sellers of evidence reasonably satisfactory to Sellers that it has obtained all necessary Permits to acquire title to such cigarettes and other tobacco products.

         24. Section 12.8 of the Agreement is hereby amended by adding the following text at the end of such Section 12.8:

                  "Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, employees, advisors, representatives and agents from and against all losses, liabilities, damages, costs and/or expenses (including reasonable attorneys' fees and expenses) actually incurred by Sellers and their Affiliates and their respective directors, officers, employees, advisors, representatives and agents, including in connection with any actions, suits, demands, assessments, judgments and settlements, relating to, resulting from or arising out of any failure by Purchaser, a Purchaser Assignee or a Third Party Purchaser to pay to the appropriate Tax authority in accordance with applicable law any Periodic Taxes, to the extent that at the Initial Closing the amount required to be paid pursuant to Section 3.1(c)(ii) is reduced by Sellers' Share of the Estimated Amount of such Periodic Taxes or to the extent of any Subsequent Closing Seller shall have remitted Sellers' Share of the Estimated Amount."

         25. Purchaser acknowledges that Seller's failure to deliver the "Marquis" Trademark will not constitute a breach of a representation or warranty or closing condition (including Section 8.11) of the Agreement.

         26. The parties agree that Purchaser shall move out of and vacate the PSC's located at Northeast, Maryland, Geneva, Alabama and Salt Lake City, Utah by August 31, 2003, and Phoenix, Arizona by September 30, 2003.

         27. The parties agree that Sellers shall pay the delinquent taxes relating to the PSC at Lincoln, Nebraska and the GMD facility at Memphis, Tennessee and to the extent that Sellers have been reimbursed for such payments and other cure amounts as reflected on the closing statement being delivered as of the Initial Closing (including by way of an increase in the amount paid by Purchaser at the Initial Closing), Sellers may not assert a claim pursuant to the Cure Escrow Agreement with respect to the Lincoln, Nebraska PSC, the GMD facility of Memphis, Tennessee and such other cure amounts, and Sellers shall obtain either (i) receipt of an acknowledgment from the landlord that payment of the delinquent taxes plus penalties and interest sent directly by Fleming to the taxing authority shall satisfy the landord's cure claim or (ii) entry of an order from the Bankruptcy Court acknowledging satisfaction of the cure amount relating to such facility.

                  If the terms set forth above correctly reflect your understanding, please execute a copy of this letter and return it to us at your earliest convenience. Upon receipt by us of such executed copy, this letter shall constitute an amendment to the Agreement binding on all parties


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thereto with respect to the matters set forth herein. Except as otherwise specifically set forth herein, nothing contained herein shall be deemed to constitute a waiver or amendment to the Agreement. This amendment is limited solely for the purposes and to the extent expressly set forth herein, and except as expressly modified hereby, the terms, provisions and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

                  [remainder of page intentionally left blank]



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

                                       Very truly yours,


                                       THE FLEMING COMPANIES, INC.
                                       FLEMING TRANSPORTATION SERVICE, INC.
                                       FLEMING INTERNATIONAL LTD.
                                       PIGGLY WIGGLY COMPANY
                                       RFS MARKETING SERVICES, INC.
                                       FLEMING FOODS OF TEXAS L.P.
                                       FLEMING FOODS MANAGEMENT CO., L.L.C.
                                       ABCO FOOD GROUP, INC.
                                       ABCO MARKETS, INC.
                                       ABCO REALTY CORP.

                                       /s/ TED STENGER
                                       ---------------------------------------
                                       By: Ted Stenger
                                       Authorized Signatory


ACCEPTED AND AGREED:

C&S ACQUISITION LLC

/s/ MARK GROSS
------------------------------------
By:  Mark Gross
Its: Executive Vice President

C&S WHOLESALE GROCERS, INC.

/s/ MARK GROSS
------------------------------------
By:  Mark Gross
Its: Executive Vice President